Exhibit 99.1
FOR IMMEDIATE RELEASE

Calumet Specialty Products Partners, L.P. Announces the Appointment of H. Keith Jennings as Executive Vice President and Chief Financial Officer

New CFO brings over 25 years of financial experience, including global specialty chemicals experience

Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the "Company", "Partnership" or "Calumet") a leading independent producer of specialty hydrocarbon and fuels products, has named H. Keith Jennings as the Partnership's Executive Vice President (EVP) & Chief Financial Officer (CFO). Jennings will assume EVP and CFO duties on January 1, 2020 following an orderly transition with the current EVP & CFO, West Griffin, who announced he will leave the organization effective January 1, 2020. As CFO, Jennings will help execute Calumet's ongoing transformation strategy to become a premier specialty products company. He will lead all treasury, accounting, tax, IT and capital market activities and be charged with managing the partnership's balance sheet and improving its corporate finance capabilities.

Tim Go, Chief Executive Officer, said, "We are excited to welcome Keith to Calumet and believe that he brings a deep skillset to our finance team as well as strong corporate finance experience in the global specialty chemicals sector. Keith’s experience, acumen, and insights are going to be highly-valued as we continue to transition Calumet’s portfolio towards specialty chemicals products, and his appointment to the CFO role marks another step forward in our greater transformation as a company.”

Keith Jennings added, “I am excited to be joining the Calumet team, the organization has strong momentum and has repositioned itself for long-term growth towards becoming a specialty chemicals company. This is a great opportunity to apply my experience to help advance Calumet’s vision. In my role as CFO, I will drive our continued deleveraging and balance sheet improvement efforts, bring an additional process improvement mindset, while also applying my industry background as we look to grow the Partnership’s core specialty business.”

Jennings has over 25 years of financial experience, including specialty chemicals experience. Jennings joins Calumet from Eastman Chemical Company where he served most recently as Vice President, Finance responsible for leading all financial planning and analysis activity for the company. Prior to this, he served as Vice President and Treasurer for Eastman, having responsibility for developing long-term financing strategies. Prior to this, Jennings was Vice President and Treasurer of Cameron International Corporation and managed the global integration of Cameron’s finance function during the successful merger with Schlumberger Limited. Earlier in his career, Jennings held progressively responsible finance leadership roles in Alghanim Industries, PepsiCo, Inc., Ingersoll-Rand and Pharmacia. Jennings holds a Bachelor of Commerce Degree from the University of Toronto and an MBA from Columbia University.

About Calumet Specialty Products Partners, L.P.
Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) is a master limited partnership and a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products; produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana, and operates eleven manufacturing facilities located in northwest Louisiana, northern Montana, western Pennsylvania, Texas, New Jersey and eastern Missouri.

For further information: Investor/Media Inquiry Contact: Alpha IR Group, Joe Caminiti or Chris Hodges, Phone: 312-445-2870, CLMT@alpha-ir.com